Exhibit 10.2

July 29, 2004

United Air Lines, Inc.

Attention:  General Counsel

In April 2003, after the passage of the Emergency Wartime Supplemental Appropriations Act ("Act"), I volunteered to reduce my annual Base Salary (as defined in my Employment Agreement with United dated September 5, 2002 and as amended on December 8, 2002 and February 17, 2003 ("Agreement")). That reduction was in addition to a reduction taken in December 2002. On May 13, 2004, with the expiration of the compensation period set forth in the Act and at the request of the UAL Corporation Board of Directors, I revoked my April 4, 2003 letter in which I offered to take such additional reduction.

In light of the Air Transportation Stabilization Board's rejection of United's application for a loan guarantee and the Company's current situation, I have made the decision to again voluntarily reduce my Base Salary and hereby revoke my May 13, 2004 letter. This revocation is effective August 1, 2004. I understand and agree that neither this letter nor my May 13, 2004 letter is an amendment to my Agreement.

In all other respects, the provisions of the Agreement remain unchanged and in full force and effect.

Sincerely,

/s/ Glenn F. Tilton

Glenn F. Tilton
President, Chairman and CEO

Agreed and Confirmed this 29th day
of July, 2004

UAL CORPORATION	UNITED AIR LINES, INC.

By: /s/ Paul R. Lovejoy	By: /s/ Paul R. Lovejoy

Title: Senior Vice President, General	Title: Senior Vice President, General
Counsel and Secretary	Counsel and Secretary